Exhibit 10.26

EXHIBIT 1 TO SEVERANCE AGREEMENT AND RELEASE

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of May 17, 2021 by and between Humacyte, Inc., a Delaware corporation (the “Company”), and Douglas Blankenship (“Consultant” or “Blankenship”).

WHEREAS,

A. The Company is in the business of researching and developing biologics and pharmaceuticals;

B. Consultant was formerly employed by Company as its Chief Financial Officer;

and,

C. Consultant has specialized knowledge that he is willing to furnish to the Company from time to time.

NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

SERVICES

Section 1.01 Engagement. On the terms and subject to the conditions set forth in this Agreement, the Company’ hereby engages Consultant to perform, and Consultant hereby agrees to perform, the services set forth in Exhibit A hereto (the “Services”). The Services will be performed upon written request by the Company at the times and places directed by the Company.

Section 1.02 Status of Consultant.

(a) Consultant shall perform the Services as an independent contractor. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee, co- venturer, partner or other representative of the Company.

(b) Consultant shall not perform the Services on Company premises, except as necessary for particular face-to-face meetings with Company employees at the Company’s request. Consultant shall control the manner and means by which the Services are performed, shall have discretion over when and how long to perform the Services to meet the deadlines specified by Company, and shall provide the instrumentalities, equipment and tools necessary to perform the Services.

(c) Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all income, employment and other taxes thereon. The Company shall not be required to withhold from the consulting fee any state or federal income taxes or to make payments for Social Security (“FICA”) tax, unemployment insurance, or any other payroll taxes. Consultant shall indemnify and hold the Company (which term shall include its affiliates and its and their officers, directors, employees, agents and business advisors) free and harmless, to the full extent permitted by law or in equity, for and from any and all income, employment and other taxes arising from this Agreement.

(d) Consultant is not entitled to any rights under, and shall not participate in, any of the Company’s employee benefits plans. The Company shall not be responsible for, and shall not obtain, worker’s compensation, disability benefits insurance, or unemployment security insurance coverage for Consultant.

ARTICLE II

COMPENSATION AND INDEMNIFICATION

Section 2.01 Compensation. The Company agrees to pay Consultant the compensation set forth in Exhibit A (“Compensation”) for the satisfactory performance of the Services.

Section 2.02 Billing. Consultant will invoice the Company monthly for pre-approved Services provided and for pre-approved reimbursable expenses incurred. The invoice shall include detailed narrative concerning all the Services rendered and expenses incurred. Invoices will be dated as of the end of the month. Invoices will be sent to the attention of Accounts Payable, Humacyte, Inc.

Section 2.03 Payment. The Company will pay Consultant no later than thirty (30) days after the receipt of Consultant’s invoice. Payments will be sent to Consultant at the address provided in Section 5.02 (Notices and Other Communications) of this Agreement.

Section 2.04 Disputes. In the event of a dispute hereunder, the Company will have the right to withhold payment related to the disputed amounts due to Consultant until the matter is resolved.

Section 2.05 Indemnification.

(a) Consultant shall indemnify and hold the Company (which term shall include its affiliates and its and their officers, directors, employees, agents and business advisors) free and harmless, to the full extent permitted by law or in equity, for and from any and all losses, obligations, liabilities, damages, costs, expenses, claims, actions, judgments, reasonable attorneys’ fees and attachments, joint or several, arising from third party claims made in connection with this Agreement, to the extent arising from (x) any breach by Consultant of any representations, warranties or covenants under this Agreement (including any related matter or transaction occurring prior to the date of this Agreement), or (y) Consultant’s willful misconduct, negligence or violation of law in connection with this Agreement (including any related matter or transaction occurring prior to the date of this Agreement), and any litigation, investigation or other proceeding relating to any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 The Company’s Representations and Warranties. Company represents and warrants to Consultant that:

(a) The Company has all necessary corporate authority to enter into and perform all of its obligations under this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement, and that the execution, delivery and performance of this Agreement does not violate any other agreement or understanding to which Company is a party or by which it may be bound or to which any of its assets or properties may be subject; and,

(b) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.02 Consultant’s Representations and Warranties. Consultant represents and warrants to the Company that:

(a) Consultant has all necessary authority, corporate or otherwise, to enter into and perform all of its obligations under this Agreement and has taken all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement, and that the execution, delivery and performance of this Agreement does not violate any other agreement or understanding to which Consultant is a party or by which it may be bound or to which any of its assets or properties may be subject; and,

(b) Consultant shall render and complete the Services in accordance with the highest professional standards, applicable guidelines and all relevant federal, state and local laws, regulations and policies.

ARTICLE IV

CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

4.01 Confidential Information.

(a) Definition. “Confidential Information” means any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know- how, improvements, discoveries, developments, designs, techniques; (b) information regarding plans for research, development, new products, marketing, business plans, budgets, financial statement information, licenses, prices, costs, suppliers, or actual or potential customers or investors; and (c) information regarding the skills and compensation of employees of, or other consultants to, the Company. Confidential Information does not include information which is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, has become publicly known and made generally available through no wrongful act of Consultant, or has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

(b) Non-Use and Non-Disclosure. Consultant will not, during or subsequent to the term of this Agreement, disclose, use, lecture upon or publish any the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in the Company’s favor identical to this Section 4.01. It is understood that Confidential Information shall remain the sole property of the Company. Consultant hereby assigns to the Company any rights it/he may have or acquire in such Confidential Information and acknowledges and agrees that all Confidential Information shall be the sole property of the Company and its assigns. Under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), Consultant may be entitled to immunity for certain disclosures to his attorney or government officials.

(c) Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

(d) Return of Materials. Upon the termination of this Agreement, Consultant will deliver to the Company all of the Company’s property or Confidential Information that Consultant may have in Consultant’s possession or control.

4.02 Intellectual Property.

(a) Assignment. Consultant agrees that all materials, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets (collectively, “Inventions”) conceived, made or discovered by Consultant, solely or in collaboration with others, during the period of this Agreement which relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder, are the sole property of the Company. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Inventions and any copyrights, patents, mask work rights, trade secret rights or other intellectual property rights relating thereto.

(b) Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(c) Pre-Existing Materials. Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant shall inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention; and (ii) the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

(d) Enforcement of Intellectual Property Rights. Consultant agrees to assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign intellectual property rights relating to Company Inventions in any and all countries. To that end Consultant agrees to execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such intellectual property rights and the assignment thereof. In addition, Consultant agrees to execute, verify and deliver assignments of such intellectual property rights to the Company or its designee. Consultant’s obligation to assist the Company with respect to intellectual property rights relating to such Company Inventions in any and all countries shall continue beyond the termination of this Agreement, but the Company shall compensate Consultant at a reasonable rate after termination for the time actually spent by Consultant at the Company’s request on such assistance. Consultant agrees that if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

ARTICLE V

MISCELLANEOUS

Section 5.01 Term and Termination. The term of this Agreement shall begin on June 13, 2021 and shall remain in force until December 31, 2021, or earlier if terminated as provided in this Section 5.01. Either party may terminate this Agreement five days after notice from the non-breaching party to the breaching party of the breaching party’s material breach or material violation of any term or obligation of such party under this Agreement. Company may terminate this Agreement, with cause, upon written notice to Consultant. In the case of termination of this Agreement, Consultant shall be responsible for the performance of the Services in accordance with the Agreement up to and including the effective date of termination and the Company agrees to pay Consultant for those pre-approved Services satisfactorily rendered and pre- approved reimbursable expenses incurred by Consultant up to and including the effective date of termination.

Section 5.02 Severability. If any provision or portion of this Agreement is judicially or administratively interpreted or construed as being in violation of controlling law in any jurisdiction, such provision or portion shall be inoperative in such jurisdiction and the remainder of this Agreement shall remain binding upon the parties hereto in such jurisdiction with the Agreement as a whole unaffected elsewhere.

Section 5.03 Notices and Other Communications. Every notice required under or contemplated by this Agreement shall be given in writing and shall be deemed effectively given upon (i) personal delivery to the party to be notified, (ii) electronic delivery via email with appropriate confirmation of receipt by the other party at the number provided below, (iii) one (1) day after deposit with any nationally recognized overnight carrier or (iv) three (3) days after deposit with the U.S. Post Office by registered or certified mail, postage prepaid and addressed to the party to be notified as follows:

To Consultant:	Douglas Blankenship
[***]
[***]

To the Company:	Humacyte, Inc.
Attention: Laura Niklason, M.D., Ph.D., Chief Executive Officer 2525 E. NC Highway 54
Durham, NC 27713

or at such other address as the intended recipient previously shall have designated by written notice to the other party in like manner. It is the responsibility of the party giving notice to obtain a receipt for delivery of the notice, if that party considers such a receipt advisable.

Section 5.04 Counterparts. This Agreement may be executed in any number of counterparts and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same instrument.

Section 5.05 Governing Law, Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina applicable to contracts made and to be performed within the state. Any disputes arising out of or relating to this Agreement that cannot be resolved by the parties shall be conducted in the courts of Wake County, North Carolina, or the federal courts of the United States for the Eastern District of North Carolina, and Consultant consents to the personal jurisdiction of those courts for any such dispute.

Section 5.06 Written Agreement to Govern. This Agreement constitutes the sole and entire agreement between the Company and Consultant and supersedes any and all prior discussions and agreements, whether oral or written, regarding the subject matter of this Agreement. Provided, however, this Agreement does not supersede or affect the Executive Employment Agreement between Company and Blankenship or the Proprietary Information, Inventions and Noncompetition Agreement signed by Blankenship.

Section 5.07 Assignability. Consultant may not assign this Agreement nor any right or obligation hereunder in whole or in part, whether by operation of law or otherwise, without the express written consent of the Company, and any such attempted assignment shall be void and unenforceable. Company may assign this Agreement to any successor.

Section 5.08 No Waiver of Rights. All waivers hereunder must be made in writing, and failure of any party at any time to require another party’s performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of the provision.

Section 5.9 Subject Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions of this Agreement.

Section 5.10 Survival. Notwithstanding any provision in this Agreement to the contrary, the provisions of Sections 2.06 (Indemnification), Article 4 (Confidential Information and Intellectual Property), Section 5.02 (Severability), and Section 5.05 (Governing Law, Jurisdiction) hereof shall survive any termination of this Agreement and Consultant’s engagement hereunder.

IN WITNESS WHEREOF, the parties have set their hand effective as of the first date above written.

DOUGLAS BLANKENSHIP

By:	/s/ Douglas Blankenship

HUMACYTE, INC.

By:	/s/ Sabrina Osborne
Name: Sabrina Osborne
Title EVP, Business Strategy & People

EXHIBIT A

SERVICES

Consultant shall, at the Company’s request, provide information and advice to the Company regarding the Company’s finances and operations and assist the Company in the transition of information and responsibilities to the Company’s new CFO.

COMPENSATION

Company shall pay Consultant the amount of one hundred and eighty dollars ($180.00) per hour, for consultation and project related work as requested by Company and agreed to by Blankenship, plus pre-approved expenses as set forth in this Agreement.